American Midstream Reports First Quarter 2016 Results

DENVER, CO – May 9, 2016 - American Midstream Partners, LP (NYSE: AMID) (the "Partnership") today reported financial results for the three months ended March 31, 2016.

Highlights:

•
Generated first quarter 2016 Adjusted EBITDA[1] and Distributable Cash Flow ("DCF")[1] growth of approximately 30 percent and 20 percent, respectively, over the prior-year quarter with distribution coverage of approximately 1.1 times;

•
Subsequent to quarter-end, announced the acquisition of interests in Gulf of Mexico midstream assets as well as incremental interest in Delta House for total consideration of approximately $225 million, expanding the Partnership's footprint in the prolific Gulf of Mexico;

•
Funded the acquisitions with the issuance of $120 million of convertible preferred equity to ArcLight Capital Partners (“ArcLight”), which controls the general partner of the Partnership, and borrowings on the revolving credit facility; and

•
Revised 2016 forecast, including year-over-year growth of Adjusted EBITDA[1] and DCF[1] of approximately 100 percent, distribution coverage of greater than 1.5 times, and leverage of approximately 4.0 times.

1Indicates a non-GAAP financial measure.

EXECUTIVE COMMENTARY

"We are off to a strong start in 2016 with the recent acquisition of interests in strategic and accretive Eastern Gulf of Mexico assets as well incremental ownership in Delta House," said Lynn Bourdon, Chairman, President and Chief Executive Officer. "These acquisitions are a significant step toward expanding our presence as an integrated participant in midstream services in the prolific Gulf of Mexico and further diversify our onshore and offshore asset base and associated cash flows. In conjunction with the acquisitions, we updated our 2016 forecast, including significant year-over-year growth of Adjusted EBITDA and DCF with strong distribution coverage and improved leverage.

"With the announcement of our first quarter 2016 distribution, we created incremental liquidity to fund growth opportunities or reduce borrowings on the credit facility during a time of significant dislocation in the public equity markets. As we look ahead, we are committed to long-term sustainable growth for our unitholders and we intend to invest significant capital during the next several years through a combination of organic growth projects, identified drop-down transactions, and complementary third-party acquisitions. With continued strong support from ArcLight, we believe we are well positioned to achieve multi-year sustainable cash flow growth."

FINANCIAL RESULTS

Key Metrics	Three months ended March 31,		Percent Change (%)
	(millions)		quarter
	2016	2015
Gross Margin	$27.6	$33.8	(18.3)
Adjusted EBITDA	$20.3	$15.6	30.1
Distributable Cash Flow	$14.1	$11.7	20.5

Gross margin1 for the three months ended March 31, 2016 was $27.6 million, a decrease of $6.2 million, or 18.3 percent, from $33.8 million in the prior-year period. The decrease in gross margin for the three months ended March 31, 2016 was primarily due to a decrease in total average throughput volumes in the Gathering and Processing segment and an approximate 40 percent reduction in realized pricing of natural gas, NGLs, and condensate pricing over the prior-year period.

Adjusted EBITDA for the three months ended March 31, 2016 was $20.3 million compared to $15.6 million for the same period in 2015, an increase of 30.1 percent. The increase was primarily related to incremental earnings from Delta House.

DCF for the three months ended March 31, 2016 was $14.1 million, an increase of 20.5 percent over the prior-year quarter, representing a distribution coverage ratio of 1.09. The first quarter 2016 distribution of $0.4125 per common unit, or $1.65 per unit on an annualized basis, will be paid May 13, 2016 to unitholders of record on May 4, 2016.

Reconciliations of the non-GAAP financial measures gross margin, Adjusted EBITDA, and DCF to Net income (loss) attributable to the Partnership, the most directly comparable GAAP financial measure, are provided at the end of this press release.

Net income (loss) attributable to the Partnership for the three months ended March 31, 2016 was $(4.0) million compared to $0.8 million for the same period in 2015. The change to Net income (loss) attributable to the Partnership was primarily attributable to lower margins as well as higher direct operating expenses, selling, general and administrative expenses, and interest expense, partially offset by incremental earnings from unconsolidated affiliates.

SEGMENT PERFORMANCE

Gross Margin	Three months ended March 31,		Percent Change (%)
	(millions)		quarter
	2016	2015
Gathering and Processing	$15.7	$21.0	(25.2)
Transmission	$8.8	$10.1	(12.9)
Terminals	$3.1	$2.7	14.8

Gross margin for the Gathering and Processing segment was $15.7 million for the three months ended March 31, 2016, compared to $21.0 million for the same period in 2015. The decrease in gross margin for the first quarter was primarily due to lower commodity prices and volumes, down approximately 40 percent and 10 percent, respectively, from the prior-year period, partially offset by incremental contributions from the Bakken system which commenced operations in October 2015.

Natural gas throughput volumes decreased in the Gathering and Processing segment for the reported period primarily due to decreased drilling activity around processing plants. Processed NGL and condensate volumes decreased primarily as a result of lower off-spec volumes at Longview.

Gross margin for the Transmission segment was $8.8 million for the three months ended March 31, 2016, compared to $10.1 million for the same period in 2015. The decrease in gross margin was primarily attributable to lower average throughput volumes on the High Point system and legacy Midla system and lower interruptible throughput volumes as a result of mild winter weather.

Gross margin for the Terminals segment was $3.1 million for the three months ended March 31, 2016, compared to $2.7 million for the same period in 2015. The increase in gross margin was primarily attributable to increases in utilized storage capacity at the Harvey terminal facility and contractual storage rate escalations.

BUSINESS HIGHLIGHTS

Longview Rail Facility - In April 2016, American Midstream announced the commencement of rail operations at the East Texas Rail Facility, allowing for receipt and delivery of NGLs and condensate by rail to the Longview processing plant, located in the heart of the Cotton Valley shale play in Gregg County, Texas. The rail terminal includes more than 8,900 feet of lead track with current capacity for more than 50 general purpose or pressure railcars and is currently capable of receiving and delivering up to 4,500 barrels per day of on-spec and off-spec NGLs.

Gulf of Mexico Acquisition - In April 2016, the Partnership announced the acquisition of interests in Gulf of Mexico midstream assets and incremental ownership in Delta House for total consideration of approximately $225 million. Acquired assets include interests in the Destin and Okeanos natural gas pipelines and the Tri-States and Wilprise NGL pipelines; a majority interest in crude, natural gas, and salt water onshore and offshore pipelines from Chevron; and an additional 1 percent interest in Delta House, increasing the Partnership’s total ownership in Delta House to approximately 14 percent. The acquisitions were funded through the issuance of convertible preferred equity to ArcLight and borrowings on the credit facility. Total acquisition consideration is expected to equate to a multi-year Adjusted EBITDA multiple of approximately 6 times.

2016 FORECAST

The Partnership forecasts 2016 Adjusted EBITDA and DCF in a range of $125 million to $135 million and $85 million to $95 million, respectively, an increase of approximately 100 percent over 2015. The 2016 forecast is based on current volume expectations, including the benefit of the above-mentioned acquisitions, and does not include additional acquisitions, drop downs, or asset development projects. Growth capital expenditures in 2016, which exclude maintenance capital, are forecasted to be in a range of $60 million to $70 million to fund organic growth projects on legacy assets. The Partnership's 2016 guidance assumes WTI oil price of approximately $39 per barrel, composite NGL pricing of $0.56 per gallon, and natural gas prices of $2.23 per MMBtu.

Key Metric	2016 Guidance	2015 Actual	Percent change
	(millions)		(at the midpoint)
Adjusted EBITDA	$125 - $135	$66.3	96.1%
Distributable Cash Flow	$85 - $95	$46.6	93.1%
Growth Capital Expenditures	$60 - $70	$126.0	(46.7)%

In addition, the Partnership forecasts fee-based cash flow of greater than 90 percent, distribution coverage of greater than 1.5 times, and leverage of approximately 4.0 times for the full-year 2016. The Partnership expects to pay distributions on all preferred equity at a rate of 50 percent cash and 50 percent PIK for the remainder of 2016, and intends to pay 100 percent cash distributions on all preferred equity beginning in 2017.

BALANCE SHEET

As of March 31, 2016, the Partnership had $551.2 million outstanding under its senior secured revolving credit facility. For the three months ended March 31, 2016, capital expenditures totaled $18.1 million, including $0.4 million for maintenance capital expenditures. First quarter capital expenditures were primarily attributable to construction of the Longview rail facility and Permian off-spec treatment facility as well as the ongoing build-out of the Harvey terminal and initial construction activities for the Midla-Natchez pipeline.

DERIVATIVES

The Partnership enters into derivative agreements from time to time to hedge exposure to commodity prices associated with natural gas, NGLs, and crude oil. As of March 31, 2016, approximately 43 percent and 62 percent of the Partnership's expected exposure to NGL and oil prices by volume, respectively, was hedged through the end of 2016. Including the impact of existing hedges, for every 10 percent change in oil and composite NGL pricing, the Partnership estimates an impact to Adjusted EBITDA of less than $0.3 million. The table in Appendix A summarizes commodity price sensitivity for 2016 Adjusted EBITDA as of May 9, 2016. Details regarding the Partnership's hedge program are found in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

CONFERENCE CALL INFORMATION

The Partnership will host a conference call at 10:00 a.m. Eastern Time on Tuesday, May 10, 2016 to discuss these results. The call will be webcast and archived on the Partnership’s website for a limited time.

Dial-In Numbers:    (877) 291-4570 (Domestic toll-free)
(647) 788-4919 (International)
Conference ID:        86025108
Webcast URL:        www.AmericanMidstream.com under Investor Relations

Non-GAAP Financial Measures

This press release and the accompanying tables, include financial measures in accordance with U.S. generally accepted accounting principles, or GAAP, as well as non-GAAP financial measures, including “Adjusted EBITDA,” “Gross Margin,” and “Distributable Cash Flow.” The tables included in this press release include reconciliations of these non-GAAP financial measures to the nearest comparable GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is set forth in Appendix A attached to this press release. This press release does not include a reconciliation of forecasted Adjusted EBITDA or forecasted DCF to forecasted net income (loss) attributable to the Partnership because applicable information on which this reconciliation is based is not readily available. Accordingly, such a reconciliation is not available at this time without unreasonable effort.

About American Midstream Partners, LP

Denver-based American Midstream Partners, LP is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of midstream energy assets. The Partnership provides midstream services in Texas, North Dakota, and the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, LP, visit www.AmericanMidstream.com.

Investor Contact

Allysa Howell, (303) 942-2359
AHowell@AmericanMidstream.com
Investor Relations Manager

Forward-Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of 2016 financial performance, operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "potential," "line-of-sight," and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations and future growth involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. Construction of growth projects is subject to risks beyond our control including cost overruns and delays resulting from numerous factors.  In addition, we face risks associated with the integration of acquired businesses, decreased liquidity, increased interest and other expenses, assumption of potential liabilities, diversion of management’s attention, and other risks associated with growth and acquisitions, if consummated. Please see our Risk Factor disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 7, 2016, and Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 9, 2016. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	March 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$—	$—
Accounts receivable	6,258	3,181
Unbilled revenue	14,519	15,559
Risk management assets	206	365
Other current assets	6,827	10,094
Total current assets	27,810	29,199
Property, plant and equipment, net	650,285	648,013
Goodwill	16,262	16,262
Intangible assets, net	99,877	100,965
Investment in unconsolidated affiliates	81,047	82,301
Other assets, net	14,221	14,556
Total assets	$889,502	$891,296
Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$5,255	$4,667
Accrued gas purchases	6,532	7,281
Accrued expenses and other current liabilities	25,861	25,035
Current portion of long-term debt	1,672	2,338
Risk management liabilities	163	—
Total current liabilities	39,483	39,321
Risk management liabilities	730	—
Asset retirement obligations	28,750	28,549
Other liabilities	505	1,001
Long-term debt	549,400	525,100
Deferred tax liability	6,120	5,826
Total liabilities	624,988	599,797
Commitments and contingencies
Convertible preferred units
Series A convertible preferred units (9,499 thousand and 9,210 thousand units issued and outstanding as of March 31, 2016 and December 31, 2015, respectively)	174,183	169,712
Equity and partners' capital
General Partner Interest (542 thousand and 536 thousand units issued and outstanding as of March 31, 2016 and December 31, 2015, respectively)	(108,036)	(104,853)
Limited Partner Interests (30,890 thousand and 30,427 thousand units issued and outstanding as of March 31, 2016 and December 31, 2015, respectively)	193,711	188,477
Series B convertible units (zero and 1,350 thousand units issued and outstanding as of March 31, 2016 and December 31, 2015, respectively)	—	33,593
Accumulated other comprehensive income (loss)	54	40
Total partners’ capital	85,729	117,257
Noncontrolling interests	4,602	4,530
Total equity and partners' capital	90,331	121,787
Total liabilities, equity and partners' capital	$889,502	$891,296

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except for per unit amounts)

	Three months ended March 31,
	2016	2015
Revenue	$46,123	$64,462
Gain (loss) on commodity derivatives, net	(103)	147
Total revenue	46,020	64,609
Operating expenses:
Purchases of natural gas, NGLs and condensate	16,913	28,978
Direct operating expenses	14,521	13,867
Selling, general and administrative expenses	8,534	6,935
Equity compensation expense	1,084	1,698
Depreciation, amortization and accretion expense	10,094	9,689
Total operating expenses	51,146	61,167
Gain (loss) on sale of assets, net	10	(8)
Operating income (loss)	(5,116)	3,434
Other income (expense):
Interest expense	(5,872)	(2,610)
Earnings in unconsolidated affiliates	7,343	167
Net income (loss) before income tax (expense) benefit	(3,645)	991
Income tax (expense) benefit	(319)	(156)
Net income (loss) from continuing operations	(3,964)	835
Income (loss) from discontinued operations, net of tax	—	5
Net income (loss)	(3,964)	840
Net income (loss) attributable to noncontrolling interests	(13)	14
Net income (loss) attributable to the Partnership	$(3,951)	$826

General Partner's Interest in net income (loss)	$(52)	$10
Limited Partners' Interest in net income (loss)	$(3,899)	$816

Distribution declared per common unit (a)	$0.4725	$0.4725
Limited partners' net income (loss) per common unit
Basic and diluted:
Income (loss) from continuing operations	$(0.33)	$(0.19)
Income (loss) from discontinued operations	—	—
Net income (loss)	$(0.33)	$(0.19)
Weighted average number of common units outstanding:
Basic and diluted	30,819	22,703
(a)    Distributions declared and paid during the three months ended March 31, 2016 and 2015 related to prior periods' operations.

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three months ended March 31,
	2016	2015
Cash flows from operating activities
Net income (loss)	$(3,964)	$840
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion expense	10,094	9,689
Amortization of deferred financing costs	465	338
Amortization of weather derivative premium	219	241
Unrealized (gain) loss on commodity derivatives, net	833	(55)
Non-cash compensation	1,084	1,720
Postretirement expense (benefit)	—	8
(Gain) loss on sale of assets, net	(10)	(8)
Earnings in unconsolidated affiliates	(7,343)	(167)
Distributions from unconsolidated affiliates	7,343	167
Deferred tax expense (benefit)	294	158
Changes in operating assets and liabilities, net of effects of assets acquired and liabilities assumed:
Accounts receivable	(3,077)	(3,414)
Unbilled revenue	1,040	3,515
Other current assets	3,265	917
Other assets, net	41	49
Accounts payable	(209)	(151)
Accrued gas purchases	(749)	(3,048)
Accrued expenses and other current liabilities	(435)	(1,702)
Asset retirement obligations	—	(83)
Other liabilities	(674)	88
Net cash provided by operating activities	8,217	9,102
Cash flows from investing activities
Cost of acquisitions, net of cash acquired and settlements	—	183
Additions to property, plant and equipment	(18,070)	(38,922)
Proceeds from disposals of property, plant and equipment	29	2,800
Investment in unconsolidated affiliates	(3,546)	—
Proceeds from equity method investments, return of capital	6,172	833
Restricted cash	—	6,450
Net cash used in investing activities	(15,415)	(28,656)
Cash flows from financing activities
Proceeds from issuance of common units to public, net of offering costs	(149)	(148)
Unitholder contributions	92	—
Unitholder distributions	(17,046)	(12,159)
Issuance of Series A Units, net of issuance costs	—	20,000
Net contributions from (distributions to) noncontrolling interests	85	(37)
LTIP tax netting unit repurchase	(150)	(725)
Deferred financing costs	(135)	(163)
Payments on other debt	(666)	(1,613)

Borrowings on other debt	867	—
Payments on long-term debt	(32,450)	(54,200)
Borrowings on long-term debt	56,750	68,100
Net cash provided by financing activities	7,198	19,055
Net increase (decrease) in cash and cash equivalents	—	(499)
Cash and cash equivalents
Beginning of period	—	499
End of period	$—	$—
Supplemental cash flow information
Interest payments, net	$4,537	$2,290
Supplemental non-cash information
(Decrease) increase in accrued property, plant and equipment	$(164)	$(3,678)
Accrued and paid-in-kind unitholder distribution for Series A Units	4,471	3,411
Paid-in-kind unitholder distribution for Series B Units	—	420
Cancellation of escrow units	6,817	—

American Midstream Partners, LP and Subsidiaries
Reconciliation of Adjusted EBITDA and Distributable Cash Flow
to Net income (loss) attributable to the Partnership
(Unaudited, in thousands)

	Three months ended March 31,
	2016	2015
Reconciliation of Adjusted EBITDA to Net income (loss) attributable to the Partnership:
Net income (loss) attributable to the Partnership	$(3,951)	$826
Add:
Depreciation, amortization and accretion expense	10,094	9,689
Interest expense	4,692	2,384
Debt issuance costs	135	230
Unrealized (gain) loss on derivatives, net	833	(55)
Non-cash equity compensation expense	1,084	1,698
Transaction expenses	876	43
Income tax expense (benefit)	319	160
Proceeds from equity method investment, return of capital	6,172	833
Deduct:
COMA income	(23)	252
OPEB plan net periodic benefit	4	3
Gain (loss) on sale of assets, net	10	(8)
Adjusted EBITDA	$20,263	$15,561
Deduct:
Cash interest expense (a)	4,677	2,319
Normalized maintenance capital (b)	1,450	1,550
Distributable Cash Flow	$14,136	$11,692

(a)	Excludes amortization of debt issuance costs and mark-to-market adjustments related to interest rate derivatives.

(b)	Represents quarterly maintenance capital expenditures in each given period, which is what the Partnership expects to be required to maintain assets over the long term.

American Midstream Partners, LP and Subsidiaries
Reconciliation of Gross Margin to Net income (loss) attributable to the Partnership
(Unaudited, in thousands)

	Three months ended March 31,
	2016	2015
Reconciliation of Gross Margin to Net income (loss) attributable to the Partnership:
Gathering and processing segment gross margin	$15,730	$21,045
Transmission segment gross margin	8,755	10,061
Terminals segment gross margin (a)	3,071	2,670
Total Gross Margin	27,556	33,776
Plus:
Gain (loss) on commodity derivatives, net	(103)	147
Earnings in unconsolidated affiliates	7,343	167
Less:
Direct operating expenses (a)	12,844	12,272
Selling, general and administrative expenses	8,534	6,935
Equity compensation expense	1,084	1,698
Depreciation, amortization and accretion expense	10,094	9,689
(Gain) loss on sale of assets, net	(10)	8
Interest expense	5,872	2,610
Other, net (b)	23	(113)
Income tax expense (benefit)	319	156
(Income) loss from discontinued operations, net of tax	—	(5)
Net income (loss) attributable to noncontrolling interest	(13)	14
Net income (loss) attributable to the Partnership	$(3,951)	$826

(a)
Direct operating expenses includes Gathering and Processing segment direct operating expenses of $10.0 million and $9.1 million, respectively, and Transmission segment direct operating expenses of $2.8 million and $3.2 million, respectively, for the three months ended March 31, 2016 and 2015. Direct operating expenses related to our Terminals segment of $1.7 million and $1.6 million for the three months ended March 31, 2016 and 2015 are included within the calculation of Terminals segment gross margin, respectively.

(b)
Other, net includes realized gain (loss) on commodity derivatives of $0.0 million and $0.1 million, respectively, and COMA income of less than $0.1 million and $0.3 million, respectively, for the three months ended March 31, 2016 and 2015.

American Midstream Partners, LP and Subsidiaries
Segment Financial and Operating Data
(Unaudited, in thousands, except for operating and pricing data)

	Three months ended March 31,
	2016	2015
Segment Financial and Operating Data:
Gathering and Processing segment
Financial data:
Revenue	$31,148	$48,449
Gain (loss) on commodity derivatives, net	(103)	147
Total revenue	31,045	48,596
Purchases of natural gas, NGLs and condensate	15,449	27,319
Direct operating expenses	10,003	9,092
Other financial data:
Segment gross margin	$15,730	$21,045
Operating data:
Average throughput (MMcf/d)	333.6	372.1
Average plant inlet volume (MMcf/d) (a)	103.2	136.1
Average gross NGL production (Mgal/d) (a)	183.8	269.1
Average gross condensate production (Mgal/d) (a)	80.1	99.1
Average realized prices:
Natural gas ($/Mcf)	$2.21	$3.39
NGLs ($/gal)	$0.37	$0.60
Condensate ($/gal)	$0.57	$0.95
Transmission segment
Financial data:
Total revenue	$10,227	$11,748
Purchases of natural gas, NGLs and condensate	1,464	1,659
Direct operating expenses	2,841	3,180
Other financial data:
Segment gross margin	$8,755	$10,061
Operating data:
Average throughput (MMcf/d)	694.7	811.0
Average firm transportation - capacity reservation (MMcf/d)	744.4	695.0
Average interruptible transportation - throughput (MMcf/d)	400.5	445.6
Terminals segment
Financial data:
Total revenue	$4,748	$4,265
Direct operating expenses	1,677	1,595
Other financial data:
Segment gross margin	$3,071	$2,670
Operating data:
Contracted Capacity (Bbls)	1,519,300	1,378,467
Design Capacity (Bbls)	1,800,800	1,675,019
Storage utilization (b)	84.4%	82.3%

(a)	Excludes volumes and gross production under our elective processing arrangements.

(b)	Excludes storage utilization associated with our discontinued operations.

Appendix A

2016 Forecast Adjusted EBITDA Commodity Price Sensitivity

Weighted Average NGLs* ($/gal)	WTI Crude ($/Bbl)
	$32	$35	$39	$43	$47
$0.45	$129.4	$129.7	$129.9	$130.2	$130.4
$0.51	$129.5	$129.7	$130.0	$130.2	$130.5
$0.56	$129.5	$129.8	$130.0	$130.3	$130.5
$0.62	$129.5	$129.8	$130.0	$130.3	$130.5
$0.68	$129.6	$129.8	$130.1	$130.3	$130.6
*Assumes Ethane 22%, Propane 32%, Iso-Butane 8%, N. Butane 14%, and N. Gasoline 24%.

Note About Non-GAAP Financial Measures
Gross margin, Adjusted EBITDA and DCF are all non-GAAP financial measures. Each has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP financial measures as analytical tools by reviewing the nearest comparable GAAP financial measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.
You should not consider any of gross margin, Adjusted EBITDA or DCF in isolation or as a substitute for or more meaningful than our results as reported under GAAP. Gross margin, Adjusted EBITDA and DCF may be defined differently by other companies in our industry. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

We define Adjusted EBITDA as net income (loss) attributable to the Partnership, plus interest expense, income tax expense, depreciation, amortization and accretion expense, certain non-cash charges such as non-cash equity compensation expense, unrealized losses on commodity derivative contracts, debt issuance costs, return of capital from unconsolidated affiliates, transaction expenses and selected charges that are unusual or nonrecurring, less interest income, income tax benefit, unrealized gains on commodity derivative contracts, and selected gains that are unusual or nonrecurring. The GAAP measure most directly comparable to our performance measure Adjusted EBITDA is Net income (loss) attributable to the Partnership.

DCF is a significant performance metric used by us and by external users of the Partnership's financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay the Partnership's unitholders. Using this metric, management and external users of the Partnership's financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. DCF is also an important financial measure for the Partnership's unitholders since it serves as an indicator of the Partnership's success in providing a cash return on investment. Specifically, this financial measure may indicate to investors whether we are generating cash flow at a level that can sustain or support an increase in the Partnership's quarterly distribution rates. DCF is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). DCF will not reflect changes in working capital balances.

We define DCF as Adjusted EBITDA plus interest income, less cash paid for interest expense, normalized maintenance capital expenditures, and dividends related to the Series A and Series C convertible preferred units. The GAAP financial measure most comparable to DCF is Net income (loss) attributable to the Partnership.

The GAAP measure most directly comparable to forecasted Adjusted EBITDA and DCF is forecasted net income (loss) attributable to the Partnership. Net income (loss) attributable to the Partnership is forecasted to be approximately $20 million to $25 million in 2016.

Segment gross margin and gross margin are metrics that we use to evaluate our performance. We define segment gross margin in our Gathering and Processing segment as revenue generated from gathering and processing operations and realized gains or (losses) on commodity derivatives, less the cost of natural gas, crude oil, NGLs and condensate purchased and revenue from construction, operating and maintenance agreements ("COMA"). Revenue includes revenue generated from fixed fees associated with the gathering and treatment of natural gas and crude oil and from the sale of natural gas, crude oil, NGLs and condensate resulting from gathering and processing activities under fixed-margin and percent-of-proceeds arrangements. The cost of natural gas, NGLs and condensate includes volumes of natural gas, NGLs and condensate remitted back to producers pursuant to percent-of-proceeds arrangements and the cost of natural gas purchased for our own account, including pursuant to fixed-margin arrangements.

We define segment gross margin in our Transmission segment as revenue generated from firm and interruptible transportation agreements and fixed-margin arrangements, plus other related fees, less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Terminals segment as revenue generated from fee-based compensation on guaranteed firm storage contracts and throughput fees charged to our customers less direct operating expense which includes direct labor, general materials and supplies and direct overhead.

We define gross margin as the sum of our segment gross margin for our Gathering and Processing, Transmission and Terminals segments. The GAAP measure most directly comparable to gross margin is net income (loss) attributable to the Partnership.